UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
CODEXIS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 30, 2013
Dear Stockholder:
You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Wednesday, June 12, 2013, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California.
At this year’s Annual Meeting, you will be asked to:

(i)	elect three Class III directors to hold office until the 2016 annual meeting of stockholders;

(ii)	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(iii)	transact such other business as may properly come before the Annual Meeting.
The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.
Your board of directors unanimously believes that election of its nominees for director and ratification of the Audit Committee’s selection of our independent registered public accounting firm are in the best interests of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its nominee for director and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.
In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote on the Internet or by telephone, and the instructions for doing so are set forth in the enclosed proxy card. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

Douglas T. Sheehy
Senior Vice President, General Counsel and Secretary

CODEXIS, INC.
200 Penobscot Drive
Redwood City, CA 94063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 12, 2013
To the Stockholders of Codexis, Inc. (“Codexis,” “we, “us” and “our”):
We will hold an annual meeting of our stockholders (the “Annual Meeting”) at our executive offices at 400 Penobscot Drive, Redwood City, California, on Wednesday, June 12, 2013, 9:00 a.m., California time, for the following purposes:
1. To elect each of Byron L. Dorgan, Pedro I. Mizutani and Dennis P. Wolf to our board of directors for a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
3. To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 22, 2013, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of no less than ten days prior to the Annual Meeting.
Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure that your shares are represented at the Annual Meeting.

Sincerely,

Douglas T. Sheehy
Senior Vice President, General Counsel and Secretary

The enclosed proxy statement is dated April 30, 2013 and is first being mailed to stockholders on or about May 7, 2013.

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PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the board of directors of Codexis, Inc., a Delaware corporation (“Codexis,” “we,” “us” or “our”), for use at our 2013 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 12, 2013, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.
This proxy statement and accompanying proxy card are first being mailed to stockholders entitled to vote at the Annual Meeting on or about May 7, 2013.
Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to Be Held on June 12, 2013
This proxy statement, our Annual Report on Form 10-K for the year ended December  31, 2012 and the form of proxy card are available on our website at http://www.codexis.com/proxy.
Who Can Vote
You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 22, 2013. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Voting of Shares
If, at the close of business on April 22, 2013, your shares of common stock were registered directly in your name with Wells Fargo Bank, National Association, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank, or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.
The Internet and telephone voting will close at 11:59 p.m., New York time, on June 11, 2013. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 11, 2013) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Byron L. Dorgan, Pedro I. Mizutani and Dennis P. Wolf as our Class III directors and “FOR” the ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm. The proxy gives each of John J. Nicols, David D. O'Toole and Douglas T. Sheehy discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.
Revocation of Proxy
If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.
Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:
Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Attn: Secretary
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.
Voting in Person
If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.
Quorum and Votes Required
At 5:00 p.m., New York time, on April 22, 2013, 38,026,352 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.
Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the Election of Directors) without your instruction and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.
Election of Class III Director. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. In the event that three candidates are up for election for three board of director seats, for example, a plurality of the votes cast means that the three candidates receiving the highest number of affirmative votes cast “FOR” will each be elected as directors. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.
Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young as our independent registered public accounting firm. Withheld votes will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on this proposal.
Solicitation of Proxies
Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 22, 2013 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and current executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 22, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Percentage of beneficial ownership is based on 38,026,352 shares of common stock outstanding as of April 22, 2013.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Raízen Energia S.A.(1)	5,573,319	14.65%
Biomedical Sciences Investment Fund Pte Ltd(2)	3,158,522	8.31%
Entities and persons affiliated with CMEA Ventures(3)	3,013,133	7.90%
Executive Officers and Directors
John J. Nicols(4)	931,000	2.44%
David D. O'Toole	70,000	*
David L. Anton(5)	299,087	*
Douglas T. Sheehy(6)	331,102	*
Matt Tobin(7)	113,467	*
Brian P. Dowd(8)	30,599	*
Robert J. Lawson(9)	6,291	*
Alan Shaw(10)	291,666	*
Peter M. Strumph(11)	17,384	*
Mark Ho(12)	553	*
Thomas R. Baruch(13)	3,053,133	8.00%
Byron L. Dorgan(14)	95,000	*
Alexander A. Karsner(15)	123,332	*
Bernard J. Kelley(16)	153,328	*
Pedro I. Mizutani	—	—
Dennis P. Wolf(17)	106,664	*
All current executive officers and directors as a group (12 persons)(18)	5,181,385	13.60%
 ____________________
* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
The shares are held by Raízen Energia S.A. (“Raízen”), a joint venture formed between Shell Brazil Holdings B.V. (“Shell Brazil”) and Cosan S.A. Industria e Comércio (“Cosan S.A.”). Shell Brazil is a publicly held company controlled by RDS and Cosan S.A. is a direct subsidiary of Cosan Limited (“Cosan” and together with Cosan S.A., the “Cosan Group”). Shell Brazil and the Cosan Group have shared power to vote and to dispose of the shares and may each thereby be deemed to be a beneficial owner thereof. The address of Raízen is Avenida Presidente Juscelino Kubitschek, 1327 5º andar, Sao Paulo, SP, CEP 04543-011, Brazil. The address for Shell Brazil is Carel Van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. The address for Cosan S.A. is Avenida Presidente Juscelino Kubitschek, 1327, 4º andar, Sao Paulo, SP CEP 04543-011, Brazil. The address for Cosan is Avenida Presidente Juscelino Kubitschek, 1327, 4º andar, Sao Paulo, SP CEP 04543-011, Brazil.

(2)
Based solely on a Schedule 13G filed by Biomedical Sciences Investment Fund Pte Ltd (“BMSIF”) on January 22, 2013. EDB Investments Pte Ltd (“EDB Investments”) is the parent entity of BMSIF. The Economic Development Board of Singapore (“EDB”) is the parent entity of EDB Investments. EDB is a Singapore government entity. EDB Investments, EDB and the Singapore government may be deemed to have shared voting and dispositive power over the shares owned beneficially and of record by BMSIF. The address of BMSIF is 250 North Bridge Road #20-02, Raffles City Tower, Singapore 179101.

(3)
Includes (i) 2,740,158 outstanding shares and 86,178 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, L.P. and (ii) 181,067 outstanding shares and 5,730 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, Civil Law Partnership. CMEA Ventures LS Management 2000, L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and the managing limited partner of CMEA Ventures Life Sciences 2000, Civil Law Partnership. David Collier, Karl Handelsman and Thomas R. Baruch are the general partners of CMEA Ventures LS Management 2000, L.P. and as such, have voting and dispositive power over these shares. Each disclaims beneficial ownership of the shares and warrants held by these entities except to the extent of any pecuniary interest therein. The address of each of the reporting persons is 1 Letterman Drive, Building C, Suite CM500, San Francisco, CA 94129.

(4)	Includes 100,000 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013.

(5)	Includes 278,986 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013.

(6)	Includes 311,001 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013.

(7)	Includes 86,127 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013.

(8)
Based solely on a Form 4 filed by Mr. Dowd on June 5, 2012 and subsequent equity award vesting, exercise and termination information known to Codexis. Mr. Dowd's employment with Codexis terminated on June 28, 2012.

(9)
Based solely on a Form 4 filed by Mr. Lawson on May 12, 2011 and subsequent equity award vesting, exercise and termination information known to Codexis. Mr. Lawson resigned from Codexis on March 7, 2012.

(10)
Based solely on a Form 4 filed by Dr. Shaw on December 19, 2011 and subsequent equity award vesting, exercise and termination information known to Codexis. Includes 202,000 shares held by The Shaw Living Trust UAD 6/11/2008, Alan Shaw and Christine Shaw Trustees. Dr. Shaw resigned from Codexis on February 17, 2012.

(11)
Based solely on a Form 4 filed by Mr. Strumph on June 5, 2012 and subsequent equity award vesting, exercise and termination information known to Codexis. Mr. Strumph resigned from Codexis on July 31, 2012.

(12)	Based solely on a Form 3 filed by Mr. Ho on July 17, 2012 and subsequent equity award vesting, exercise and termination information known to Codexis. Mr. Ho resigned from Codexis on October 12, 2012.

(13)
Includes (i) 2,740,158 outstanding shares and 86,178 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, L.P., (ii) 181,067 outstanding shares and 5,730 shares that may be acquired pursuant to the exercise of a warrant held by CMEA Ventures Life Sciences 2000, Civil Law Partnership and (iii) 40,000 shares issuable to Mr. Baruch pursuant to stock options exercisable within 60 days of April 22, 2013. CMEA Ventures LS Management 2000, L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and the managing limited partner of CMEA Ventures Life Sciences 2000, Civil Law Partnership. Mr. Baruch is a general partner of CMEA Ventures LS Management 2000, L.P. and as such, has voting and dispositive power over these shares. Mr. Baruch disclaims beneficial ownership of the shares and warrants held by these entities except to the extent of his pecuniary interest therein.

(14)	Includes 95,000 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013.

(15)
Includes 123,332 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013. Such options are vested as to 121,248 shares, which have an exercise price range from $3.62 to $10.92 per share, and the remaining 2,084 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 22, 2013 at the original option exercise price of $9.09 per share in the event Mr. Karsner ceases to provide services to us.

(16)
Includes 128,330 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013. Such options are vested as to 125,899 shares, and the remaining 2,431 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 22, 2013, at the original option exercise price, in the event Mr. Kelley ceases to provide services to us. The option exercise prices range from $3.62 to $10.92 per share.

(17)
Includes 106,664 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013. Such options are vested as to 104,233 shares, and the remaining 2,431 shares, if the options are exercised, would be subject to a right of repurchase within 60 days of April 22, 2013, at the original option exercise price, in the event Mr. Wolf ceases to provide services to us. The option exercise prices range from $3.62 to $10.92 per share.

(18)	Includes 1,352,060 shares issuable pursuant to stock options exercisable within 60 days of April 22, 2013

Annual Report
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which contains our consolidated financial statements for fiscal 2012, accompanies this proxy statement.
Assistance
If you need assistance completing your proxy card or in voting over the Internet or have questions regarding the Annual Meeting, please contact our transfer agent, Wells Fargo Shareowner Services, at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, or by telephone at (800) 468-9716.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1
ELECTION OF DIRECTORS
Board Structure
Our bylaws provide for a fixed number of directors as set by the board of directors. The board has set the current number of authorized directors at seven. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2014 annual meeting of stockholders), Class II directors (who hold office until the close of the 2015 annual meeting of stockholders) and Class III directors (who hold office until the close of the Annual Meeting). There are currently seven directors on our board. At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting, the Class III directors, currently consists of three directors.

Director Nominees
In 2011, our board of directors designated Byron L. Dorgan, Pedro I. Mizutani and Dennis P. Wolf as Class III directors. Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Byron L. Dorgan, Pedro I. Mizutani and Dennis P. Wolf as a Class III director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2016 annual meeting of stockholders, or until his successor is duly elected and qualified. Each of Mr. Dorgan, Mr. Mizutani and Mr. Wolf currently serve on our board of directors, and each has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the nominee directors is furnished below under “Director Nominee Biographical Information.”
Set forth below is information regarding the director nominees, as of April 22, 2013:

Name	Age	Director Since
Byron L. Dorgan(1)(2)(3)	70	2011
Pedro I. Mizutani	53	2011
Dennis P. Wolf(1)(3)	60	2007

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Director Nominee Biographical Information
The following director nominee biographical information is furnished with regard to the director nominees as of April 22, 2013.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors a wealth of experience in the energy sector, policy making and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is also the author of two books, Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, a New York Times bestseller, and Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America. Mr. Dorgan holds a B.S. from the University of North Dakota and an M.B.A. from the University of Denver.

Pedro I. Mizutani has served as a director of Codexis since July 2011. He brings to our board of directors extensive executive experience in industrial, financial and agricultural operations, as well as in-depth knowledge of the Brazilian fuels and sugars markets. Since June 2011, Mr. Mizutani has served as Chief Operating Officer of Raízen S.A. and Raízen Energia S.A., where he is responsible for Raízen's upstream business (production of sugar, ethanol and bioenergy), as well as Executive Officer of Raízen Combustiveis S.A. (together with Raízen S.A. and Raízen Energia S.A., the “Raízen Entities”), where he is responsible for Raízen's downstream business (distribution, commercialization, retail and/or sale of fuel and fuel products). The Raízen Entities, which produce, market, distribute and export sugars and ethanol, are jointly controlled by Cosan S.A. Indústria e Comércio (“Cosan S.A.”), indirectly controlled by Cosan Limited, and Shell Brazil Holding B.V, indirectly controlled by RDS. Mr. Mizutani has also served as a director of Cosan S.A. since 2000 and as an officer from 2000 through June 2011. Cosan S.A. focuses on the production, transportation and distribution of renewable energy sources. Mr. Mizutani also previously served as CEO of Raízen Energia S.A. (formerly known as Cosan Sugar and Ethanol) from 2002 to June 2011, at which point it was contributed to the Raízen Entities as part of a joint venture with RDS. Mr. Mizutani holds a degree in production engineering from the University of São Paulo, an M.B.A. from the Getulio Vargas Foundation and a post-graduate degree in finance from the Methodist University of Piracicaba.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf has served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a computer hardware and software systems company, since October 2010, which he joined as Chief Financial Officer in November 2009 and served as Senior Vice President from March 2010 to October 2010. From January 2009 to April 2009, Mr. Wolf served as interim Chief Executive Officer and Chief Financial Officer of Finjan Software, Inc., a provider of web security solutions. Previously, from March 2005 to June 2008, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB, an open source database software company. Prior to MySQL, Mr. Wolf held financial management positions for public high technology companies including Apple Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf is currently a director and chairman of the audit committee for Exponential Interactive Inc., a privately held digital advertising company. Mr. Wolf has been a director or member of the audit committee for other public companies including Quantum Corporation (from July 2007 through September 2011), Avanex Corporation (from April 2008 through April 2009), Bigband Networks (from October 2009 through March 2011), Komag, Inc. (from August 2004 through July 2007), Vitria Technology, Inc. (from February 2003 through September 2006) and Registry Magic. Mr. Wolf holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Directors Not Standing for Election
Set forth below is information for the members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting, as of April 22, 2013:

Name	Age	Director Since	Class/Term Expires
Thomas R. Baruch(1)(2)(3)	74	2002	Class I/2014
Alexander A. Karsner	46	2009	Class I/2014
Bernard J. Kelley(1)(2)	71	2004	Class II/ 2015
John J. Nicols	49	2012	Class II/2015

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
The following director biographical information is furnished with regard to our directors (other than our director nominees) as of April 22, 2013.
Thomas R. Baruch has served as a director of Codexis since 2002. Since November 2010, Mr. Baruch has served as managing general partner of Formation 8, a venture capital fund that he co-founded. Mr. Baruch is also the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch served as managing partner of CMEA Capital from 1989 to October 2010. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Mr. Baruch currently serves as a director for various clean technology companies, including as a member of the board of directors of FORO Energy, a company developing a new hybrid thermal mechanical drilling technology for geothermal energy wells; as chairman of the board of directors of CNano Technology Limited, a nanomaterial company that manufactures and develops carbon nanotubes for advanced energy and other applications; as a member of the board of directors of Wildcat Discovery Technologies, Inc., a company focused on the discovery of advanced materials for clean technology applications; and as chairman of the board of directors of Intermolecular, Inc., a company offering high productivity combinatorial synthesis technologies for application in the semiconductor and clean energy sectors, where he also serves on its compensation and nominating and corporate governance committees. In addition, Mr. Baruch is currently on the board of directors of two privately-held alternative energy companies, Calysta Energy, LLC and Halotechnics, Inc. Mr. Baruch previously served on the board of directors of Entropic Communications, Inc. from 2002 to 2012. Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute, the National Advisory Council on Innovation and Entrepreneurship and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.
Alexander A. Karsner has served as a director of Codexis since December 2009. Mr. Karsner brings to our board of directors experience in and knowledge of the energy industry and related public policy. He is currently Executive Chairman of Manifest Energy, Inc., a clean energy infrastructure development and finance company. Mr. Karsner previously served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy from March 2006 to August 2008. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner is a director of Applied Materials, Inc., Conservation International, Argonne National Laboratory, the Gas Technology Institute, and the National Marine Sanctuaries Foundation and is on the advisory board of Hudson Clean Energy and the Automotive X Prize. He is a Distinguished Fellow at the Council on Competitiveness, Visiting Fellow at the Hoover Institution and a leader of the Energy Future Coalition, National Petroleum Council and Council on Foreign Relations. Mr. Karsner holds a B.A. with honors from Rice University and an M.A. from Hong Kong University.
Bernard J. Kelley has served as a director of Codexis since April 2004. Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc., a global pharmaceutical company, and he served as a member of the Merck Management Committee from 1995 to 2002. Mr. Kelley previously served on the board of directors of Aegis Analytical Corporation, an enterprise software company, from 2004 to 2006, and on the board of directors and compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies, from May 2007 to March 2013. Mr. Kelley holds a B.S. in engineering from the U.S. Naval Academy.

John J. Nicols has served as our President and Chief Executive Officer and as a director of Codexis since June 2012. Prior to that time, Mr. Nicols served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Mr. Nicols most recently served as its Senior Vice President, Strategic Development and Catalysts, from March 2012 to June 2012. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Executive Officers
The executive officers of Codexis are set forth below:

Name	Age	Position
John J. Nicols	49	President and Chief Executive Officer
David D. O'Toole	54	Senior Vice President and Chief Financial Officer
Douglas T. Sheehy	46	Senior Vice President, General Counsel and Secretary
David L. Anton	60	Senior Vice President, BioIndustrials
Peter Seufer-Wasserthal	51	Senior Vice President. Pharmaceuticals
Matt Tobin	51	Senior Vice President, Research & Development
Executive Officer Biographical Information
The following biographical information is furnished with regard to our executive officers (except for Mr. Nicols, whose biographical information appears above under “-Directors Not Standing for Election”) as of April 22, 2013:

David O'Toole has served as our Senior Vice President and Chief Financial Officer since September 2012. From May 2010 to August 2012, Mr. O'Toole was Vice President and Chief Financial Officer at Response Genetics, Inc., a public company focused on the research and development of clinical diagnostic tests for cancer. Mr. O'Toole also served as Executive Vice President and Chief Financial Officer of Abraxis Bioscience, Inc., a public biotechnology company, from May 2008 to August 2010. From 1992 to 2008, Mr. O'Toole worked at Deloitte & Touche LLP where he served in a number of capacities, including as a partner for 12 years where he provided international business, operational and tax advice to medium and large multinational companies, including many in the life science and biotechnology sector. He also worked at Arthur Anderson & Co., from 1984 to 1992, as an international tax manager. Mr. O'Toole received his B.S., Accounting from the University of Arizona and is a certified public accountant.

Douglas T. Sheehy has served as Senior Vice President, General Counsel and Secretary of Codexis since November 2009. He joined Codexis in April 2007 as Vice President, General Counsel and Secretary. Prior to Codexis, Mr. Sheehy spent five years at CV Therapeutics, Inc., a publicly held biopharmaceutical company that developed and commercialized small molecule drugs for the treatment of cardiovascular disease, in various positions, most recently as Executive Director, Legal — Corporate Law. Prior to that, Mr. Sheehy served as an attorney with the law firms of Gunderson Dettmer LLP and Brobeck Phleger & Harrison LLP. Mr. Sheehy holds a B.A. in history from Dartmouth College and a J.D. from American University.

David L. Anton has served as Senior Vice President, BioIndustrials of Codexis since September 2012. Dr. Anton served as our Chief Technology Officer and Senior Vice President, Process Development and Manufacturing from February 2011 to September 2012 and Senior Vice President, Research and Development from May 2009 to January 2011. He joined Codexis in March 2008 as Vice President, Research and Development, for Codexis Bioindustrials. Dr. Anton has over 30 years of experience directing development of new technology solutions and production processes. He joined DuPont in 1983, and held a variety of senior research management positions across bioprocessing and biocatalysis. Dr. Anton holds a B.S. in biochemistry from the University of California, Berkeley, and a Ph.D. in biochemistry from the University of Minnesota.

Peter Seufer-Wasserthal, Ph.D. has served as Senior Vice President, Pharmaceuticals of Codexis since 2009. Dr. Seufer-Wasserthal joined Codexis in 2006 as Vice President, Enzymes & Intermediates. Dr. Seufer-Wasserthal has more than 20 years of experience in enzyme technology and business development. Prior to Codexis, he worked with Morphochem in Munich, Germany and also served as Director of Business Development Europe of Evotec OAI. Prior to that, Dr. Seufer-Wasserthal was European Sales Manager with Altus Biologics, and its sole employee in Europe. Dr. Seufer-Wasserthal started his industrial career with Chemie Linz AG (now part of DSM Fine Chemicals), as a process chemist, before moving into a position as New Business Development Manager. He holds a Ph.D. in organic chemistry from the Technical University of Graz.
Matt Tobin has served as Senior Vice President, Research & Development of Codexis since September 2012. He served as Vice President, Bioindustrial Project Management from November 2007 to September 2012. Dr. Tobin joined Codexis as a Project Manager in May 2003 at the time Codexis was spun out from its former parent, Maxygen, Inc. Dr. Tobin was originally hired by Maxygen, Inc. in March 1997 as a staff scientist. Prior to joining Maxygen, Inc., Dr. Tobin worked at Eli Lilly and Company and the Dana-Farber Cancer Institute. He is also the co-author on a variety of research publications and a co-inventor on numerous patents. Dr. Tobin holds a bachelor's degree in biology from McGill University and a D.Phil., University of Oxford Faculty of Physical Sciences at the Oxford Centre of Molecular Sciences.

CORPORATE GOVERNANCE MATTERS
Composition of the Board of Directors
Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company. Of the members of our board of directors, Messrs. Baruch, Dorgan Karsner, Kelley and Wolf are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”).
Board Leadership Structure
The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our company, while the Chairman can focus on leading the board of directors in overseeing management.
Board Meetings
Our board held thirteen meetings during fiscal year 2012. During fiscal year 2012, all of our directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend its annual meetings of stockholders. None of the members of our board of directors attended our 2012 annual meeting of stockholders.
Board Committees
Our board of directors has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of the audit committee, the compensation committee and the nominating and corporate governance committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Thomas R. Baruch, Byron L. Dorgan, Bernard J. Kelley and Dennis P. Wolf. Mr. Wolf serves as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable NASDAQ rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and NASDAQ listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met six times during fiscal year 2012.
Compensation Committee
Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also reviews and approves the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Thomas R. Baruch, Byron L. Dorgan and Bernard J. Kelley. Mr. Dorgan serves as the chairman of the committee. Each of the members of our compensation committee is an independent or outside director under NASDAQ listing standards and the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. The compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The Compensation Committee met twelve times during fiscal year 2012.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Byron L. Dorgan and Dennis P. Wolf. Mr. Baruch serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under NASDAQ listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met one time during fiscal year 2012.
There are no family relationships among any of our directors or executive officers.
Risk Oversight
Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices
Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and, in respect of our sales team, sales commissions, focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and, in respect of our sales team, sales commissions, are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A portion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.
Director Nominations and Board Diversity
Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.
Each of Byron L. Dorgan and Dennis P. Wolf were originally recommended to the board of directors for appointment as a director by a non-management director. Pedro I. Mizutani was designated as a director by Raízen, as the permitted assignee of

Equilon Enterprises LLC dba Shell Oil Products US ("Shell"), pursuant to a voting agreement among Codexis and the former holders of our preferred stock (which was converted into common stock at the time of our initial public offering (the "IPO") in April 2010). Under the voting agreement, Raízen had the right to designate one director of the Board, subject to the Board's reasonable approval. This designation right terminated on August 31, 2012 as a result of the termination of our biofuels collaboration with Shell.
Compensation Committee Interlocks and Insider Participation
During 2012, Thomas R. Baruch, Byron L. Dorgan and Bernard J. Kelley served as members of our compensation committee. None of the members of our compensation committee has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Communication with the Board
Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.
Director Compensation
Our non-employee director compensation policy provides that each non-employee director receives an annual cash retainer of $50,000 per year, other than the chairman of our board of directors, who receives an annual cash retainer of $100,000 per year. Non-employee directors also receive an additional annual cash retainer of $16,000 per year for being a member of our compensation committee, other than the chairperson of our compensation committee, who receives an additional cash retainer of $25,000 per year. Non-employee directors also receive an additional annual cash retainer of $5,000 per year for being a member of our nominating and corporate governance committee, other than the chairperson of our nominating and corporate governance committee, who receives an additional annual cash retainer of $10,000 per year. Non-employee directors also receive an additional annual cash retainer of $16,000 per year for being a member of our audit committee, other than the chairperson of our audit committee, who receives an additional annual cash retainer of $25,000 per year. These cash retainers are paid quarterly in arrears. During fiscal year 2012, each of Messrs. Baruch, Dorgan, Karsner, Kelley and Wolf received cash compensation pursuant to our non-employee director compensation policy. Mr. Mizutani has waived all cash and equity compensation from Codexis with respect to his service on our board of directors.
In addition to the annual cash retainers, our non-employee director compensation policy previously provided that, upon election to our board of directors, each non-employee director shall receive an initial option grant of an option to purchase 100,000 shares of our common stock with a per share exercise price equal to the per share closing trading price of our common stock on the date of grant. Such initial option grants vest and become exercisable as to 50% of the total number of shares subject to the option on the first anniversary of the date the director commences service on our board of directors, with the remainder of the option vesting and becoming exercisable at a rate of 25% of the total number of shares subject to the option each year thereafter. In addition, the policy previously provided that, on the date of each annual meeting of stockholders, each non-employee director who served at least six months on our board of directors shall also receive an annual grant of an option to purchase 20,000 shares of our common stock with a per share exercise price equal to the per share closing trading price of our common stock on the date of grant. Such annual option grant shall be vested and become exercisable as to the total number of shares subject to the option on the one year anniversary of the date of grant. All vesting of the options is contingent upon continued service to Codexis on the applicable vesting date.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2012:
Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation ($)	Total
Thomas R. Baruch	$142,000	$40,314	$—	$182,314
Byron L. Dorgan	96,000	40,314	—	136,314
Alexander A. Karsner	50,000	40,314	120,000 (2)	210,314
Bernard J. Kelley	82,000	40,314	—	122,314
Pedro I. Mizutani(3)	—	—	—	—
Dennis P. Wolf	80,000	40,314	—	120,314

(1)
Amount reflects the grant date fair value of options granted in the year ended December 31, 2012 calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. As of December 31, 2012, Mr. Baruch had outstanding option awards to purchase an aggregate of 20,000 shares, Mr. Dorgan had outstanding option awards to purchase an aggregate of 50,000 shares, Mr. Karsner had outstanding option awards to purchase an aggregate of 123,332 shares, 56,666 of which were awarded in connection with our non-employee director compensation policy and 66,666 of which were issued pursuant to his December 2009 consulting agreement with the company, Mr. Kelley had outstanding option awards to purchase an aggregate of 128,330 shares and Mr. Wolf had outstanding option awards to purchase an aggregate of 106,664 shares.

(2)	Reflects payments made to Mr. Karsner pursuant to his December 2009 consulting agreement with Codexis.

(3)	Mr. Mizutani has elected not to receive any compensation for his service on our board of directors.
ITEM 2
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the year ending December 31, 2013, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders best interests.
Principal Accounting Fees and Services
Ernst & Young provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2012 and 2011 as follows:

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$1,497,420	$1,933,183
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,600	15,456
Total	$1,499,020	$1,948,639

Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, government grant audits and the assistance with the review of our Form S-8 registration statements and consents.

Audit-Related Fees

There were no fees for services rendered by Ernst & Young that fall into the classification of audit-related fees for the fiscal years ended December 31, 2012 or 2011.
Tax Fees
There were no fees for services rendered by Ernst & Young that fall into the classification of tax fees for the fiscal years ended December 31, 2012 or 2011.
All Other Fees
This category includes fees associated with obtaining a value added tax refund in India in 2011 and the subscription services that Ernst & Young provided us to their GAAP database in 2011 and 2012.
Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may establish policies that allow the audit committee to delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. In addition, if such policies are established for non-audit services, the audit committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit committee pre-approval of non-audit services (other than review and attest services) are not be required if such services fall within available exceptions established by the SEC. All fees paid to Ernst & Young for audit and non-audit services provided during fiscal years 2012 and 2011 were pre-approved by the audit committee in accordance with the policy described above.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.
Significant 2012 Business Highlights.

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In June 2012, the company appointed John J. Nicols as our new President and Chief Executive Officer. Our board of directors engaged in extensive arms-length negotiations with Mr. Nicols and his own independent legal counsel in recruiting him to accept the position of our new President and Chief Executive Officer. As a result of these negotiations, Mr. Nicols' compensation package included equity grants that represented over 84% of his total compensation package. Our board of directors believes that the equity component of Mr. Nicols' employment package heavily incentivizes Mr. Nicols to perform his duties as President and Chief Executive Officer to drive improved financial performance and stockholder value and further align his interests with those of our stockholders. Additionally, Mr. Nicols' employment agreement requires Mr. Nicols to abide by stock ownership guidelines, such that by June 13, 2017, Mr. Nicols is required to own shares of our common stock equal to the lesser of (i) that number of shares having a fair market equal to five times Mr. Nicols' annual base salary or (ii) 1,333,333 shares. Our board of directors believes that this minimum stock ownership requirement further aligns Mr. Nicols' interests to those of our stockholders.

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In August 2012, the company appointed Mr. O'Toole as our new Senior Vice President and Chief Financial Officer. Our board of directors engaged in extensive arms-length negotiations with Mr. O'Toole in recruiting him to accept the position of our new Senior Vice President and Chief Financial Officer. See “2012 Executive Compensation Program Summary” below for additional information.

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Codexis underwent a period of transition in 2012 following the appointment of Mr. Nicols as our new President and Chief Executive Officer and the loss of Shell funding in September 2012 which caused us to make necessary strategic reductions of our operational expenses and cash burn associated with the ongoing repositioning of our CodeXyme® cellulase enzymes and CodeXol® detergent alcohols. Following the loss of Shell funding, Mr. Nicols redefined our corporate strategy to re-focus our resources in the pharmaceutical market and to seek out opportunities to deploy our technologies in adjacent markets.

Some of our key financial and operating results from 2012 include the following:

•	We finalized a supply agreement with Merck & Co. for the supply of sitagliptin, an API in Merck's pharmaceutical product Januvia®;

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We entered into a new arrangement with Shell that provides us with royalty-bearing, non-exclusive rights and licenses to develop, manufacture, use and sell biocatalysts and microbes in the field of converting cellulosic biomass into fermentable sugars, on a worldwide basis, except for Brazil, where such sugars are converted into liquid fuels, fuel additives or lubricants; and

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We revised our existing relationship with Arch Pharmalabs Limited, or Arch, of Mumbai, India from a royalty-based arrangement based on the number of products Arch sold that were manufactured using our enzymes to a supply-based arrangement where Arch pays us for the actual enzymes used in the manufacture of its products. This revision is expected to increase the gross margin on the enzymes sold to Arch as compared to the prior arrangement.

Commitment to Pay-for-Performance. We have structured our compensation programs for our named executive officers to provide them appropriate incentives to drive positive results for Codexis. We believe that our compensation programs are appropriately sensitive to company financial performance and long-term stockholder returns. The key components of our compensation program for named executive officers and actions taken in 2012 with respect to those components are as follows:

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Limited Base Salary Increases. Base salaries represent a fixed component of our compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. During 2012, limited base salary increases were provided to our named executive officers primarily to adjust their base salaries to either reach the median salaries paid by our competitors to executives in similar positions or to get the executives closer to the median salaries. See “Annual Cash Compensation — Base Salary” below for additional information.

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Cash Incentive Bonuses Reflected 2012 Company Performance. Our named executive officers participate in an Executive Incentive Compensation Plan. During 2012, our named executive officers’ target bonus opportunities remained at the same level as in 2011 other than for our chief executive officer, John J. Nicols, whose target bonus increased from that of his predecessor following arms-length negotiations with Mr. Nicols and his independent legal counsel in connection with his hiring. In order to focus our named executive officers on achieving significant corporate goals as a team, opportunities to earn cash bonuses for our named executive officers were based entirely upon achieving significant corporate goals. Our 2012 corporate goals and the percentage achievement rate is discussed below under "- Annual Cash Incentive Bonuses for 2012".

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Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ compensation in the form of equity awards which we believe help align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price.

2013 Performance-Based Stock Units.

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Our board of directors' commitment to our pay-for-performance philosophy was further reinforced in 2013 when it granted each of our executives performance-based stock units as part of the executives' incentive program, the value of which may only be realized if the performance-based metrics are achieved or exceeded.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our compensation programs and practices. The company has a number of executive compensation practices that we believe are mindful of the concerns of our stockholders and best governance, including:

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Other than with Mr. Nicols, Codexis has no agreements or entitlements with any currently company-employed named executive officer to provide severance payments other than a separation of service in connection with a change in control.

•	Codexis has no “gross up” agreements or entitlements of excise taxes on severance or other payments in connection with a change in control.

•	Codexis does not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.

•	Minimal perquisites in favor of our named executive officers.

•	Codexis does not maintain any pension benefits or nonqualified deferred compensation plans in favor of our named executive officers.

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Our compensation committee engaged its own independent compensation consultant, Compensia, Inc. (“Compensia”), who performs an annual comprehensive market analysis of our executive compensation programs and pay levels. Our compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2012, after review and consultation with Compensia.

•	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the company.

•	Our President and Chief Executive Officer is subject to significant stock ownership guidelines.
2012 Executive Compensation Program Summary. Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.
Our named executive officers for fiscal year 2012 were:

•	John J. Nicols, President and Chief Executive Officer;

•	David D. O'Toole, Senior Vice President and Chief Financial Officer;

•	Douglas T. Sheehy, Senior Vice President, General Counsel and Secretary;

•	David L. Anton, Senior Vice President, BioIndustrials

•	Matt Tobin, Senior Vice President, Research and Development

•	Alan Shaw, Former President and Chief Executive Officer;

•	Peter Strumph, Former Interim President and Chief Executive Officer;

•	Robert J. Lawson, Former Senior Vice President and Chief Financial Officer;

•	Brian P. Dowd, Former Interim Chief Financial Officer and Controller; and

•	Mark Ho, Former Interim Controller.
In February 2012, Dr. Shaw resigned as our President and Chief Executive Officer and Peter Strumph was appointed by our board of directors as our Interim President and Chief Executive Officer. Mr. Strumph resigned as our Interim President and Chief Executive Officer in June 2012 and Mr. John J. Nicols was appointed by our board of directors as President and Chief Executive Officer. In March 2012, Mr. Lawson resigned as our Senior Vice President and Chief Financial Officer and Brian P. Dowd was appointed by our board of directors as our Interim Chief Financial Officer. Mr. Dowd resigned as Interim Chief Financial Officer in June 2012 and Mark Ho was appointed as our Interim Controller and principal accounting officer by our board of directors. Mr. Ho resigned from Codexis in October 2012. David D. O'Toole was appointed by our board of directors as Senior Vice President and Chief Financial Officer in September 2012, replacing Mr. Ho as our principal accounting officer. Dr. Tobin was appointed by our board of directors as our Senior Vice President, Research and Development in September 2012.
In June 2012, we entered into an employment agreement with Mr. Nicols to become our President and Chief Executive Officer. Mr. Nicols' employment agreement provided Mr. Nicols with a one-time sign-on bonus of $125,000, payable in two $62,500 installments on June 15, 2012 and on June 14, 2013, in each case subject to Mr. Nicols' continued employment through each such payment date. Mr. Nicols also received an annual base salary of $575,000 and an annual target bonus of 75% of such base salary upon achievement of specific goals and objectives to be established by our board with a stretch opportunity of up to 135% of base salary. We also agreed to reimburse Mr. Nicols up to $100,000 for reasonable expenses incurred to relocate Mr. Nicols to the San Francisco Bay Area. The employment agreement also provided for an option grant to purchase 400,000 shares of our common stock (the “Option Award”) and an award of 750,000 shares of restricted stock (the “Restricted Stock Award”). The Option Award has a per share exercise price of $3.46, the per share closing price of our common stock on the date of the option grant, and vests on June 13, 2013 as to 1/4th of the shares subject thereto, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that the Option Award would be fully vested and exercisable on June 13, 2016. The Restricted Stock Award vests as to 1/4th of the shares subject thereto on each anniversary of June 13, 2012, such that the Restricted Stock Award will be fully vested on June 13, 2016. The employment agreement also provides that in 2013, 2014 and 2015, Mr. Nicols will be entitled to receive annual grants of equity awards with a targeted grant date fair value that is comparable with and reflective of prior grants to the company's Chief Executive Officer and peer company comparisons, but in any event, that is not less than $1,000,000 each year. No less than 50% of such annual awards will be subject to vesting based on the achievement of performance goals to be mutually agreed upon by Mr. Nicols and our board of directors. Pursuant to his employment agreement, Mr. Nicols is required by June 13, 2017 to own shares of our common stock equal to the lesser of (i) that number shares having a fair market value equal to five times Mr. Nicols' annual base salary or (ii) 1,333,333 shares.
In August 2012, we entered into an employment agreement with Mr. O'Toole to become our Senior Vice President and Chief Financial Officer following arms-length negotiations. Mr. O'Toole's employment agreement provided Mr. O'Toole with a one-time sign-on bonus of $50,000. Mr. O'Toole also received an annual base salary of $325,000 and an annual target bonus of 40% of such base salary upon achievement of specific goals and objectives to be established by our board. We also agreed to reimburse Mr. O'Toole up to $75,000 for reasonable expenses incurred to relocate Mr. O'Toole to the San Francisco Bay Area. The employment agreement also provided for an option grant to purchase 200,000 shares of our common stock (the “Option Award”) and an award of 50,000 shares of restricted stock (the “Restricted Stock Award”). The Option Award has a per share exercise price of $2.72, the per share closing price of our common stock on the date of the option grant, and vests on September 10, 2013 as to 1/4th of the shares subject thereto, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that the Option Award would be fully vested and exercisable on September 10, 2016. The Restricted Stock Award vests as to 1/4th of the shares subject thereto on each anniversary of September 10, 2012, such that the Restricted Stock Award will be fully vested on September 10, 2016.
Stockholder Advisory Vote on Executive Compensation
At our 2011 annual meeting of stockholders, our stockholders voted in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. Our compensation committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2011 proxy statement (representing almost 98% of the shares represented in person or by proxy at the meeting and entitled to vote), the compensation committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The incentive and equity-based compensation earned by each of the named executive officers for fiscal year 2012 reflects our financial and operating performance. Consistent with the stated preference of a majority of our stockholders (representing over 63% of the shares represented in person or by proxy at the meeting and entitled to vote), the compensation committee determined that we will hold a “say-on-pay” vote every three years. Our next advisory vote on compensation will be held at the 2014 annual meeting of stockholders.
Objectives and Philosophy of Our Executive Compensation Program
Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

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encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

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align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through stock options and other equity incentive awards, which motivates executives to increase stockholder value.

Components of Our Executive Compensation Program
The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.
The compensation committee of our board of directors is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of the Chief Executive Officer for named executive officers other than himself to determine the appropriate mix of short- and long-term compensation elements for each named executive officer. Short- and long-term compensation elements are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer and General Counsel generally attend our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer occasionally attends such compensation committee meetings depending on the issues being discussed. Each such named executive officer is not present at the meetings at the time that his or her own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.
Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any other services to us during 2012. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2012. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

In September 2011, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies, which expands beyond life sciences companies and includes public biotechnology, biofuels/chemical and clean technology companies to assist our compensation committee in evaluating our named executive officer compensation. The companies that form our 2012 peer group were selected based on having similar business models and financial scope characteristics. Following best practices, we specifically selected companies that generally fell within a 0.5 - 2.0x range of Codexis in terms of both revenue and market capitalization. The 2012 peer group approved by our compensation committee includes the following companies:

• A123 Systems, LLC • Affymax, Inc. • Alnylam Pharmaceuticals, Inc. • Amyris, Inc. • Broadwind Energy Inc. • Energy Recovery, Inc. • Exelixis Inc. • FuelCell Energy, Inc.	• Gevo, Inc. • Isis Pharmaceuticals, Inc. • Luminex Corporation • Metabolix, Inc. • Rentech Inc. • Solazyme Inc. • SurModics, Inc. • Zoltek Companies, Inc.
Dionex Corporation and Martek Biosciences Corporation were each removed from our peer group after being acquired in 2011. Verenium Corporation was removed from our peer group because it changed its business focus in 2011 from biofuels to industrial enzymes. InterMune, Inc. and Jazz Pharmaceuticals, Inc. were each removed from our peer group because their financial performance during the peer measurement period was not consistent with our own. A123 Systems, LLC, Alnylam Pharmaceuticals, Inc., Broadwind Energy Inc., Isis Pharmaceuticals, Inc. and Solazyme Inc. were added to our 2012 peer group to replace the companies removed from our peer group based upon similar business models and/or financial performance.
In determining the 2012 compensation for our named executive officers, we believe that the practices of the companies in the above peer group provided us with appropriate compensation information because several of these companies have similar organizational structures and tend to compete with us for executives. We work within the general framework of this market-competitive philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our company having similar levels of expertise and experience.
During 2012, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To attempt to ensure that we retain and attracted top talent in 2012 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.
Annual Cash Compensation
Base Salary
The base salaries of all of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance, and the competitive market. Our compensation committee also reviews each executive’s annual base salary in comparison with other executives who are at the same level at our company and seeks parity among executives within our company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In February 2012, our compensation committee decided to adjust the salaries for each of our named executive officers primarily so that their respective salaries reached or moved closer towards the 50th percentile of base salaries of executives in similar positions in our peer group. In February 2012, after determining that Dr. Shaw’s base salary of $460,000 was significantly below that paid to the 50th percentile of executives at his level in our peer group (or $522,500) the compensation committee increased Dr. Shaw’s base salary by $15,000 to $505,000. Dr. Shaw received a pro-rated portion of this salary until he resigned from Codexis in February 2012. In consideration of his accepting the role as Interim President and Chief Executive Officer of Codexis in February 2012 following Dr. Shaw's resignation, Mr. Strumph received a monthly stipend of $10,000 in addition to his annual base salary of $305,000. Mr. Strumph collected this stipend until June 2012 and a pro-rated portion of his annual base salary until he resigned from the company in July 2012. The compensation committee awarded Mr. Nicols with an annual base salary of $575,000 in June 2012 upon Mr. Nicols agreeing to become the President and Chief Executive Officer of the company following Mr. Strumph's resignation. Mr. Lawson announced his resignation from Codexis before the compensation committee determined 2012 salaries for our named executive officers and so he received a pro-rated portion of his annual base salary of $340,000 until his resignation from the company became effective in March 2012. In consideration of his accepting the role as Interim Chief Financial Officer of the company in March 2012 following Mr. Lawson's resignation, Mr. Dowd received a monthly stipend of $5,000 in addition to his annual base salary of $250,530. Mr. Dowd collected this stipend and pro-rated portion of his annual base salary until he resigned from Codexis in June 2012. In consideration of Mr. Ho accepting the role of Interim Controller and principal accounting officer of the company in June 2012, Mr. Ho received a monthly stipend of $5,000 in addition to his annual base salary of $190,550. Mr. Ho collected this stipend and the pro-rated portion of his annual base salary until he resigned from Codexis in October 2012. The compensation committee awarded Mr. O'Toole with an annual base salary of $325,000 upon Mr. O'Toole agreeing to become the Senior Vice President and Chief Financial Officer of the company in September 2012. In February 2012, after determining that Mr. Sheehy’s current base salary of $310,000 was below that paid to the 50th percentile of executives at his level in our peer group (or $324,100) the compensation committee increased Mr. Sheehy’s base salary by $15,000 to $325,000. In February 2012, after determining that Dr. Anton’s current base salary of $320,000 was below that paid to the 50th percentile of executives at his level in our peer group (or $326,900) the compensation committee increased Dr. Anton’s base salary by $5,000 to $325,000. The compensation committee increased Dr. Tobin's annual base salary from $237,510 to $275,000 in September 2012 upon Dr. Tobin's appointment to Senior Vice President, Research and Development. The following table sets forth the base salaries for 2012 for each of our named executive officers and, where applicable, the percentage such salary increased over such executive’s base salary as of December 31, 2011:

Name of Executive Officer	Increase	2012 Base Salary
John J. Nicols	—	$575,000
David D. O'Toole	—	325,000
Douglas T. Sheehy	4.8%	325,000
David L. Anton	1.5%	325,000
Matt Tobin	15.8%	275,000
Alan Shaw	3.1%	505,000
Peter Strumph	10.9%	305,000
Robert J. Lawson	—	340,000
Brian Dowd	3.0%	250,530
Mark Ho	3.0%	190,550
Annual Cash Incentive Bonuses
Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual and corporate goals, directly affects the level of bonus payment.
Annual Cash Incentive Bonuses for 2012
In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to named executive officers: the annual cash incentive bonus targets, the corporate performance factor and the individual performance factor, each of which is set by our compensation committee. For 2012, in order to focus our named executive officers on pursuing corporate goals as a team, the compensation committee determined to eliminate the individual performance factor for the 2012 annual cash incentive program.

For 2012, our compensation committee retained the same target bonus percentages as in 2011 for each of our named executive officers who served as named executive officers in 2011. Mr. O'Toole and Dr. Tobin, each appointed as named executive officers in 2012, received the same target bonus percentages as their predecessors. Mr. Nicols' target bonus percentage was determined following arms-length negotiations with Mr. Nicols in connection with his commencement of employment with us and in light of Mr. Nicols' forfeited compensation opportunities upon separating from his former employer to join us. In initially establishing the target bonus percentages of our named executive officers, our compensation committee reviewed competitive market data for our peer group of companies and the target bonus percentages of executives having similar level of responsibility within our company. Target bonus percentages generally correlate to the level of responsibility of the executive with higher target bonus percentages reserved for executives having the most responsibility. The table below sets forth the annual cash incentive bonus target for each of our named executive officers for 2012:

Name of Executive Officer	2012 Bonus Target (as % of 2012 Base Salary)
John J. Nicols	75%
David D. O'Toole	40
Douglas T. Sheehy	40
David L. Anton	40
Matt Tobin	40
Alan Shaw	50
Peter Strumph	40
Robert J. Lawson	40
Brian Dowd	25
Mark Ho	23
The company performance factor is subdivided into two separate factors: (i) the company financial performance factor; and (ii) the company non-financial performance factor. The company financial performance factor is measured based upon our company’s achievement of four separate financial goals established by our compensation committee, (1) a year-end cash balance of greater than $50 million, (2) development of an operating plan for 2013 which forecasts a 2013 year-end cash balance of greater than $50 million, (3) achieve positive EBITDA for the year and (4) earn an aggregate $15 million of contribution margins in 2012 from pharmaceutical product sales, service revenue and royalty payments. The non-financial performance goals that comprise the company non-financial performance factor are as follows: (1) secure worldwide rights to broadly market our CodeXyme® cellulase enzymes for use in the production of liquid fuels, (2) obtain the endorsement of Raízen and Shell for a defined development plan for the sale of cellulase enzymes for second generation ethanol in Brazil, (3) secure third-party funding for our CodeXyme® cellulase enzymes program, (4) preserve our ability to be considered as an enzyme supplier to one of our partners for ethanol, (5) establish that our CodeXyme® cellulase enzymes perform at least as well as the industry standard, (6) increase the fermentation yield on our CodeXol® detergent alcohols and (7) establish third-party funding for our CodeXol® detergent alcohols program. The company financial performance factor represents 40% of the total company performance factor and the company non-financial performance factor represents the other 60%. The performance goals that comprise the company non-financial performance factor are set to be difficult to achieve and require above what our compensation committee has determined to be average performance in order to meet the minimum performance objective.
Under the Executive Incentive Compensation Plan, no bonus is payable if our company achieves less than 80% of any single company financial performance goal. Failure to achieve 80% of any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The maximum company performance factor achievement level is 150%, but our compensation committee retained discretion to award higher bonuses in the event of significant over-achievement.
In January 2013, our compensation committee determined that we had achieved the corporate financial performance goal relating to year-end cash balance, partially achieved the corporate financial performance goals relating to positive EBITDA for the year and pharmaceutical program sales, service revenue and royalty payments contribution margins and failed to achieve our corporate financial performance goal relating to our 2013 forecast. Additionally, the compensation committee determined that we had exceeded our corporate non-financial performance goal related to the performance of our CodeXyme® cellulase enzymes, had partially achieved our corporate non-financial performance goals related to securing worldwide rights to market our CodeXyme® cellulase enzymes, obtaining an endorsement for a defined development plan for second generation ethanol in Brazil, being considered as an enzyme supplier to one of our partners for ethanol and increasing the fermentation yield on our CodeXol® detergent alcohols. Our compensation committee determined that we had failed to achieve our corporate non-financial performance goals relating to securing third-party funding for our CodeXyme® cellulase enzymes and CodeXol®

detergent alcohols programs. When combined, the company performance factor was achieved at a level of 53%. Our compensation committee then used its discretion to award bonuses to the named executive officers equal to 53% of their respective target bonus opportunities. These amounts were then reviewed by our compensation committee and subject to discretionary increases by our compensation committee based on its assessment of the individual named executive officer's performance during 2012 (after taking into account recommendations by our President and Chief Executive Officer, other than with respect to his own bonus).
The following table sets forth the 2012 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2012 Company Performance Factor (%)	Bonus Payment ($)
John J. Nicols	$240,505	53%	$128,189
David O'Toole	42,500	53	22,653
Douglas T. Sheehy	130,000	53	76,219
David L. Anton	130,000	53	55,432
Matt Tobin	110,000	53	55,699
In addition to the performance bonuses described above, in 2012 Mr. Nicols and Mr. O'Toole were each awarded sign-on bonuses of $62,500 and $50,000, respectively. The $62,500 sign-on bonus paid to Mr. Nicols reflected 50% of the $125,000 sign-on bonus that Mr. Nicols was awarded when he was appointed our President and Chief Executive Officer in June 2013. The remaining $62,500 is due to be paid Mr. Nicols on the first anniversary of his appointment.
None of Dr. Shaw, Mr. Strumph, Mr. Lawson, Mr. Dowd or Mr. Ho received a bonus in 2012 as a result of their resignations from the company during the year.
We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By evaluating our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.
Equity Incentive Compensation
We believe that our long-term performance is best facilitated through a culture of executive ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant or, for grants made prior to our IPO, equal to fair market value as determined by our board of directors or compensation committee. Grants of options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the one-year anniversary of the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.
The size of the initial stock option award is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the 2012 peer group. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.
In March 2012, our compensation committee awarded option grants and restricted stock units, or RSUs, to each of our named executive officers. While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity among executives, the percentage of equity holdings, both vested and unvested, the vesting schedule of unvested stock options, whether each named executive officer’s equity holdings provide adequate incentive and retention value, individual performance, tenure with our company and the critical nature of each named executive officer’s role at our company, and the periodic equity incentive award practices observed by our 2012 peer group companies.
Our named executive officers received the following awards in the following amounts: Mr. Strumph (an option to purchase 59,000 shares and 32,000 RSUs), Mr. Sheehy (an option to purchase 59,000 shares and 32,000 RSUs) and Dr. Anton (an option to purchase 59,000 shares and 32,000 RSUs). Dr. Shaw did not receive any grants as a result of his resignation from the company in February 2012. The option grants to each named executive officer had an exercise price of $3.56 per share, which represents the closing price of our stock on the date of grant, and the RSUs were priced at no cost. Pursuant to the terms approved by our compensation committee on the date of grant, these stock options are scheduled to vest such that 1/4th of the shares subject to the option vested on January 26, 2013 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company. Additionally, our compensation committee approved RSUs that are scheduled to vest such that 1/4th of the RSUs subject to the award vested on February 10, 2014, and the remainder of the RSUs will vest at a rate of 1/4th of the total RSUs subject to the award on each of the next three anniversaries of such date, subject to the named executive officer’s continued service to our company.
In March 2012, in consideration of Mr. Strumph's accepting the role of Interim President and Chief Executive Officer of the company our compensation committee awarded him, as of the first day of each month commencing April 1, 2012 and ending September 1, 2012, that number of restricted stock units calculated by dividing $10,000 by the closing trading price of our common stock as of the date of grant or, if our common stock was not trading as of the date of grant, the immediately preceding trading day. Each grant of restricted stock units during Mr. Strumph's tenure as Interim President and Chief Executive Officer with Codexis was scheduled to vest in full on February 10, 2013, subject to Mr. Strumph's continuous employment with Codexis through such date. Subject to Mr. Strumph's separation agreement with Codexis, the vesting schedule as to these restricted stock units was changed to July 31, 2012, the date of Mr. Strumph's separation from Codexis. Additionally, Mr. Strumph's separation agreement also provided that 8,000 of the 32,000 RSUs that he was granted in February 2012 vested on July 31, 2012.
In March 2012, in consideration of Mr. Dowd's accepting the role of Interim Chief Financial Officer of the company our compensation committee awarded him, as of the first day of each month commencing April 1, 2012 and ending September 1, 2012, that number of restricted stock units calculated by dividing $5,000 by the closing trading price of our common stock as of the date of grant or, if our common stock was not trading as of the date of grant, the immediately preceding trading day. Each grant of restricted stock units during Mr. Dowd's tenure as Interim Chief Financial Officer with Codexis was scheduled to vest in full on February 10, 2013, subject to Mr. Dowd's continuous employment with Codexis through such date. These restricted stock units were canceled upon Mr. Dowd's resignation from Codexis in June 2012.
Inducement Grants
In June 2012, in consideration of Mr. Nicols accepting the role of President and Chief Executive Officer of Codexis our compensation committee awarded him an option to purchase 400,000 shares of the company's common stock and an award of 750,000 shares of restricted stock. The option grant has a per share exercise price equal to $3.46 per share, which represents the closing price of our stock on the date of grant. Pursuant to the terms approved by our compensation committee on the date of grant, these stock options are scheduled to vest such that 1/4th of the shares subject to the option vest on June 13, 2013 and the remainder of the shares will vest at a rate of 1/36th of the remaining shares subject to the option each month thereafter, subject to Mr. Nicols' continued service to our company. The restricted stock award is scheduled to vest such that 1/4th of the shares subject to the award vest on June 13, 2013 and remainder of the shares will vest at a rate of 1/4th of the total shares subject to the award on each subsequent anniversary of the grant date. The number of shares subject to Mr. Nicols' option and restricted stock award were determined following arms-length negotiations with Mr. Nicols in connection with his commencement of employment with us and in light of Mr. Nicols forfeited compensation opportunities upon separation from his former employer to join us.
In September 2012, in consideration of Mr. O'Toole accepting the role of Senior Vice President and Chief Financial Officer of Codexis our compensation committee awarded him an option to purchase 200,000 shares of the company's common stock and an award of 50,000 shares of restricted common stock. The option grant has a per share exercise price equal to $2.72 per share, which represents the closing price of our stock on the date of grant. Pursuant to the terms approved by our compensation committee on the date of grant, these stock options are scheduled to vest such that 1/4th of the shares subject to the option vest on September 10, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. O'Toole's continued service to our company. The restricted stock award is scheduled to vest such that 1/4th of the shares subject to the award vest on September 10, 2013 and remainder of the shares will vest at a rate of 1/4th of the total shares subject to the award on each subsequent anniversary of the grant date. The number of shares subject to Mr. O'Toole's option and restricted stock award were determined following arms-length negotiations with Mr. O'Toole in connection with his commencement of employment with us and benchmarking data provided by Compensia.
Termination-Based Compensation
Our compensation committee provides our executives with termination protection when it determines that such protection is necessary to attract or retain an executive.
We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the company may create uncertainty for executives regarding their continued employment because such transactions frequently result in changes in senior management. As such, we have entered into change in control agreements with our named executive officers which provide severance payments and benefits in the event the executive is terminated without “cause”, resigns with “good reason”, or terminates for death or “disability” (as such terms are defined in such change in control agreement) within 12 months following or in certain circumstances, when the executive is terminated without cause or resigns with good reason within a short period prior to, a change in control of our company, defined generally as our dissolution or liquidation; a sale of all or substantially all of our assets; a merger, acquisition or consolidation in which the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors has changed; or if current members of our board of directors, or their successors if approved by the vote of at least 50% of the current board, cease to constitute at least 50% of our board of directors, each as further set forth in the individual agreements.
The severance payments and benefits that are payable under the change in control agreements are further described below in the section entitled “— Change in Control Agreements.”
Mr. Nicols' change in control agreement provides that in the event Mr. Nicols is terminated without “cause” or resigns for “good reason”, each as defined in his employment agreement, within 12 months following the change in control of our company, Mr. Nicols is entitled, subject to our receipt of an executed and irrevocable release of claims from such executive, to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards.
In addition to the change in control benefits referred to above, Mr. Nicols is also eligible to receive the following payments and benefits in the event Mr. Nicols is terminated without "cause", resigns with "good reason", or terminates for death of "disability" (as such terms are defined in Mr. Nicols' employment agreement):

Base salary, payable in a cash lump sum	12 months
Annual Target Bonus, payable in a cash lump sum	100%
Equity award vesting acceleration	100%
Continued healthcare coverage premiums(1)	12 months

(1)
If Mr. Nicols elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for himself and any dependents. If Mr. Nicols and/or any of his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of coverage premiums will cease.

In 2012, Dr. Shaw resigned as our President and Chief Executive Officer and Mr. Strumph, our former Interim President and Chief Executive Officer, resigned as an officer of Codexis. Although neither Dr. Shaw nor Mr. Strumph had any entitlements to severance payments (other than a separation from service in connection with a change in control), the board determined to enter into a transition and separation agreement with Dr. Shaw in order to secure consulting services from Dr. Shaw to Codexis and our board of directors. Further, the board determined to enter into a separation agreement with Mr. Strumph, in recognition of his service to us. See “- Change in Control Agreements” section below for additional information related to Dr. Shaw's and Mr. Strumph's separation agreements.
Other Compensation
All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently pay 88% of the monthly premium, with respect to coverage for the employee-only portion of coverage for all employees, including our named executive officers, for medical, dental, vision, life and long-term disability insurance. Should medical insurance premium rates increase, employees, including named executive officers, may be required to contribute to the cost of increased premiums to retain coverage. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers. Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide the named executive officers with a substantial amount of compensation in the form of perquisites. In addition to the other compensation described above, Mr. Nicols and Mr. O'Toole received $87,339 and $22,653, respectively, in relocation expense reimbursements from Codexis because such expenses benefit the company, are business-related and are expenses that the executive incurs as a direct result of the company's request to relocate to the San Francisco Bay Area. Mr. Nicols was also reimbursed $5,000 for a portion of the legal expenses he incurred during the negotiation of his employment agreement with the company
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors and our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Code Section 409A imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Code Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Code Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.
Codexis accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires Codexis to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). The compensation committee takes into account the expense taken under FASB ASC Topic 718 when determining equity grants.
Stock Ownership Guidelines
Pursuant to Mr. Nicols' employment agreement, Mr. Nicols is required by June 13, 2017 to own shares of our common stock equal to the lesser of (i) that number shares having a fair market value equal to five times Mr. Nicols' annual base salary or (ii) 1,333,333 shares.

2012 Summary Compensation Table
The following table summarizes the compensation that we paid to our named executive officers during the year ended December 31, 2012. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
John J. Nicols President and Chief Executive Officer(3)	2012	$323,093	62,500(4)	$2,595,000(5)	$801,720	$128,189	$92,339(6)	$4,002,841

David D. O'Toole Senior Vice President and Chief Financial Officer(7)	2012	106,042	50,000(8)	136,000(9)	319,280	22,653	27,387(10)	$661,362

Douglas T. Sheehy Senior Vice President, General Counsel and Secretary	2012	325,000	—	113,920	113,699	76,219	—	628,838
	2011	310,000	—	366,000	306,498	111,600	—	1,094,098
	2010	300,000	—	—	246,508	207,000	—	753,508

David L. Anton Senior Vice President, BioIndustrials	2012	325,000	—	113,920	113,699	55,432		608,051
	2011	320,000	—	366,000	306,498	115,200	—	1,107,698
	2010	290,000	—	—	394,414	186,760	—	871,174

Matt Tobin Senior Vice President, Research and Development(11)	2012	253,745	—	53,400	55,886	55,699	—	418,730

Alan Shaw Former President and Chief Executive Officer(12)	2012	68,842	—	—	225,712(13)	—	787,831(14)	1,020,425
	2011	490,000	—	686,250	638,538	220,500	—	2,035,288
	2010	460,000	—	—	1,972,075	396,750	—	2,828,825

Peter Strumph Former Interim President and Chief Executive Officer(15)	2012	216,109	—	143,920	113,699	—	295,456(16)	769,184

Robert J. Lawson Former Senior Vice President and Chief Financial Officer (17)	2012	63,205	—	—	—	—	—	63,205
	2011	340,000	—	366,000	306,498	122,400	—	1,134,898
	2010	330,000	—	—	197,203	227,700	—	757,903

Brian Dowd Former Interim Chief Financial Officer(18)	2012	142,075	—	53,400	55,970	—	—	251,145

Mark Ho Former Interim Controller(19)	2012	165,972	—	36,400	—	—	—	202,372

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)
Amounts reflect bonus payments made pursuant to the Executive Incentive Compensation Plan. Please see the section “— Components of Our Executive Compensation Program — Annual Cash Compensation” above for more information.

(3)	In June 2012, Mr. Nicols was appointed as our President and Chief Executive Officer by our board of directors.

(4)	Amount reflects the portion Mr. Nicols' sign-on bonus paid in 2012.

(5)	Amount reflects the value of the restricted stock award that Mr. Nicols received at the time of his hire.

(6)
Amount reflects $87,339 in relocation expense reimbursements paid to Mr. Nicols and $5,000 in reimbursement for part of the legal fees incurred by Mr. Nicols during the negotiation of his employment agreement with the company.

(7)	In August 2012, Mr. O'Toole was appointed as our Senior Vice President and Chief Financial Officer by our board of directors.

(8)	Amount reflects Mr. O'Toole's sign-on bonus.

(9)	Amount reflects the value of the restricted stock award that Mr. O'Toole received at the time of his hire.

(10)	Amount reflects relocation expense reimbursements paid to Mr. O'Toole.

(11)	In September 2012, Dr. Tobin was appointed as our Senior Vice President, Research and Development.

(12)	In February 2012, Dr. Shaw resigned as our President and Chief Executive Officer.

(13)
Amount reflects the fair value calculated in accordance with ASC Topic 718 with respect to that portion of Dr. Shaw's outstanding options whose vesting schedule and exercise period were extended pursuant to the terms of Dr. Shaw's transition and separation agreement which he entered into with the company on February 17, 2012.

(14)
Amount reflects a $505,000 severance payment, $252,500 in consulting fees for a six-month consultancy, $22,831 for continued healthcare premiums and $7,500 in professional advisor fees incurred by Dr. Shaw in the negotiation of his transition and separation agreement with Codexis.

(15)	In February 2012, Mr. Strumph was appointed by our board of directors as our Interim President and Chief Executive Officer and in July 2012, Mr. Strumph resigned from Codexis.

(16)
Amount reflects a $152,500 severance payment, $91,500 performance bonus payment for 2012, $11,416 for continued healthcare premiums and $40,040 in incremental fair value calculated in accordance with ASC Topic 718 with respect to that portion of Mr. Strumph's 2011 restricted stock units whose vesting accelerated upon Mr. Strumph's resignation from Codexis on July 31, 2012. This amount does not reflect the fair value of that portion of Mr. Strumph's 2012 restricted stock units whose vesting accelerated upon Mr. Strumph's resignation from Codexis on July 31, 2012 as this value is already reflected in Mr. Strumph's "Stock Awards" column.

(17)	In March 2012, Mr. Lawson resigned as our Senior Vice President and Chief Financial Officer.

(18)	In March 2012, Mr. Dowd was appointed by our board of directors as our Interim Chief Financial Officer and in June 2012, Mr. Dowd resigned as our Interim Chief Financial Officer.

(19)
Mr. Ho was appointed by our board of directors as our Interim Controller and principal accounting officer and in August 2012, our board of directors replaced Mr. Ho as our principal accounting officer with Mr. O'Toole. Mr. Ho resigned from Codexis in October 2012.

Grants of Plan-Based Awards in 2012 Table
All options granted to our named executive officers are nonqualified stock options. The exercise price per share of each option granted to our named executive officers was determined to be equal to at least the fair market value of our common stock by our board of directors on the date of the grant. All options granted in 2012 were issued under our 2010 Stock Plan, as amended.
The following table shows information regarding grants of non-equity incentive and equity incentive awards during the year ended December 31, 2012 to each of our named executive officers:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
John J. Nicols	6/13/2012	$—	$—	$—	750,000(4)	—	$—	$3.46
	6/13/2012	—	—	—	—	400,000	3.46	2.00
		102,552	128,189	192,284	—	—	—	—
David D. O'Toole	9/10/2012	—	—	—	50,000(5)	—	—	2.72
	9/10/2012	—	—	—	—	200,000	2.72	1.60
		18,122	22,653	33,979	—	—	—	—
Douglas T. Sheehy	3/7/2012	—	—	—	32,000	—		3.56
	3/7/2012	—	—	—	—	59,000	3.56	1.93
		55,432	69,290	103,935	—	—	—	—
David L. Anton	3/7/2012	—	—	—	32,000	—	—	3.56
	3/7/2012	—	—	—	—	59,000	3.56	1.93
		55,432	69,290	103,935	—	—	—	—
Matt Tobin	3/7/2012	—	—	—	15,000	—		3.56
	3/7/2012	—	—	—	—	29,000	3.56	1.93
		46,904	58,630	87,945	—	—	—	—
Peter Strumph	3/7/2012	—	—	—	32,000(6)	—	—	3.56
	3/7/2012	—	—	—	—	59,000	3.56	1.93
	4/2/2012	—	—	—	2,739(7)	—	—	3.79
	5/1/2012	—	—	—	2,717(7)	—	—	3.68
	6/1/2012	—	—	—	3,300(7)	—	—	3.03
Brian Dowd	3/7/2012	—	—	—	15,000	—		3.56
	3/7/2012	—	—	—	—	29,000	3.56	1.93
	4/2/2012	—	—	—	1,369(8)			3.79
	5/1/2012	—	—	—	1,358(8)			3.68
	6/1/2012				1,650(8)			3.03
Robert Lawson		—	—	—	—	—	—	—
Alan Shaw		—	—	—	—	—	—	—
Mark Ho		—	—	—	8,750	—	—	4.06

(1)
The options granted as reported in the “All Other Option Awards” column vested as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company. Unless otherwise noted, the RSUs granted as reported in the “All Other Stock Awards column” vest such that 1/4th of the RSUs subject to the award vested on February 10, 2013, and the remainder of the RSUs will vest at a rate of 1/4th of the total RSUs subject to the award on each of the next three anniversaries of such date, subject to the named executive officer’s continued service to our company.

(2)
Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2012 Executive Incentive Compensation Plan. The threshold column assumes the achievement of the corporate goals at the threshold level. The maximum column assumes the maximum achievement for corporate goals. Actual amounts paid to our named executive officers are set forth in the section titled “— 2012 Summary Compensation Table.”

(3)
The amount set forth in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)
This restricted stock award is scheduled to vest such that 1/4th of the shares subject to the award vest on June 13, 2013 and the remainder of the shares will vest at a rate of 1/4th of the total shares subject to the award on each subsequent anniversary of the grant date.

(5)
This restricted stock award is scheduled to vest such that 1/4th of the shares subject to the award vest on September 10, 2013 and the remainder of the shares will vest at a rate of 1/4th of the total shares subject to the award on each subsequent anniversary of the grant date.

(6)	Pursuant to Mr. Strumph's separation agreement with Codexis, 8,000 of these RSUs vested on July 31, 2012, the date of Mr. Strumph's resignation from Codexis.

(7)
These restricted stock units were granted in consideration of Mr. Strumph agreeing to serve as our Interim President and Chief Executive Officer and they were originally scheduled to vest on February 10, 2013 pursuant to Mr. Strumph's continuous employment with Codexis through such date. Pursuant to Mr. Strumph's separation agreement with Codexis, the vesting on these restricted stock units were accelerated to July 31, 2012, Mr. Strumph's termination date from Codexis.

(8)
These restricted stock units were granted in consideration of Mr. Dowd agreeing to serve as our Interim Chief Financial Officer and they were originally scheduled to vest on February 10, 2013 pursuant to Mr. Dowd's continuous employment with Codexis through such date. These restricted stock units terminated upon Mr. Dowd's resignation from Codexis in June 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End Table
The following table shows grants of stock options, restricted stock and RSUs outstanding on December 31, 2012, the last day of our fiscal year, to each of our named executive officers:

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John J. Nicols	6/13/2012	—	400,000	$3.46	6/13/2022	750,000	$1,657,500
David D. O'Toole	9/10/2012	—	200,000	2.72	9/10/2022	50,000	110,500
Douglas T. Sheehy	4/2/2007	99,999	—	2.45	4/19/2017	—	—
	8/28/2007	21,999	—	6.71	8/28/2017	—	—
	10/25/2007	37,332	—	6.86	10/25/2017	—	—
	1/1/2009(4)	31,944	1,389	7.46	6/2/2019	—	—
	11/9/2009	31,347	9,319	9.09	11/9/2019	—	—
	1/1/2010(5)	28,471	4,867	10.92	2/11/2020	—	—
	1/26/2011	28,750	31,250	9.15	1/26/2021	—	—
	2/10/2011	—	—	—	—	30,000	66,300
	3/7/2012	—	59,000	3.56	3/7/2022	—	—
	3/7/2012	—	—	—	—	32,000	70,720
David L. Anton	3/24/2008	99,999	—	11.85	5/22/2018	—	—
	1/1/2009(4)	21,875	1,457	7.46	6/2/2019	—	—
	3/1/2009	29,860	972	7.46	6/2/2019	—	—
	5/12/2009	22,360	—	7.46	6/2/2019	—	—
	1/1/2010(5)	38,888	14,445	10.92	2/11/2020	—	—
	1/26/2011	28,750	31,250	9.15	1/26/2021	—	—
	2/10/2011	—	—	—	—	30,000	663,000
	3/7/2012	—	59,000	3.56	3/7/2022	—	—
	3/7/2012	—	—	—	—	32,000	70,720
Matt Tobin	5/27/2003	3,033	—	0.60	5/27/2013	—	—
	1/5/2005	2,000	—	0.90	1/5/2015	—	—
	12/13/2005	6,666	—	1.05	12/13/2015	—	—
	8/28/2007	5,333	—	6.71	8/28/2017	—	—
	12/11/2007	6,666	—	8.69	12/11/2017	—	—
	1/29/2008	10,000	—	10.50	1/29/2018	—	—
	6/2/2009	19,166	833	7.46	6/2/2019	—	—
	4/7/2010	15,069	5,597	10.92	2/11/2020	—	—
	1/26/2011	7,187	7,813	9.15	1/26/2021	—	—
	1/26/2011	—	—	—	—	7,500	16,575
	3/7/2012	—	29,000	3.56	3/7/2022	—	—
	3/7/2012	—	—	—	0	15,000	33,150
Alan Shaw	1/1/2004	30,000	—	0.60	3/31/2013	—	—
	1/1/2005	53,333	—	0.90	3/31/2013	—	—
	1/1/2005(6)	13,333	—	0.90	3/31/2013	—	—
	10/18/2005	33,332	—	1.05	3/31/2013	—	—

	1/1/2006(6)	46,666	—	1.05	3/31/2013	—	—
	8/23/2006	92,351	—	2.45	3/31/2013	—	—
	8/28/2007	225,000	—	6.71	3/31/2013	—	—
	10/25/2007	116,000	—	6.86	3/31/2013	—	—
	1/1/2009(4)	211,111	—	7.46	3/31/2013	—	—
	1/1/2010(5)	172,222	—	10.92	3/31/2013	—	—
	1/26/2011	46,875	—	9.15	3/31/2013	—	—
	2/10/2011	—	—	—	—	75,000	397,500
Peter Strumph	—	—	—	—	—	—	—
Robert J. Lawson	—	—	—	—	—	—	—
Brian Dowd	—	—	—	—	—	—	—
Mark Ho	11/9/2009	7,500	—	9.09	1/12/2013	—	—
	3/8/2011	2,681	—	10.51	1/12/2013	—	—
	7/28/2011	1,562	—	8.63	1/12/2013	—	—

(1)
Unless otherwise noted, each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested, subject to the named executive officer’s continued service to our company.

(2)
Unless otherwise indicated, restricted stock and restricted stock units granted to the named executive officers vest at a rate of 1/4th per year on each of the first through fourth anniversaries of the vesting commencement date, subject to the named executive officer’s continued service to our company.

(3)
Amounts are calculated by multiplying the number of shares shown in the table by $2.21 per share, which is the closing price of common stock on December 31, 2012 (the last trading day of the 2011 fiscal year).

(4)
These options vest according to the following schedule: no shares vest until the 24th month following the vesting commencement date, after which 1/24th of the number of shares subject to the grant vest each month subject to the named executive officer’s continued service to our company.

(5)
Prior to the completion of our IPO, these stock options were scheduled to vest and become exercisable with respect to 100% of the shares subject thereto on January 1, 2015; however, upon consummation of our IPO, the vesting schedule reverted to our standard vesting schedule, such that 1/4th of the shares subject to the option vested on January 1, 2011 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.

(6)	These options were fully vested on the date of grant.
Option Exercises and Stock Vested in 2012
The table below sets forth information regarding stock option exercises completed by our named executive officers during 2012 and restricted stock awards, or RSUs, that our named executive officers vested in during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John J. Nicols	—	$—	—	$—
David O'Toole	—	—	—	—
Douglas T. Sheehy	—	—	10,000	27,700
David L. Anton	—	—	10,000	27,700
Matt Tobin	—	—	2,500	12,225
Alan Shaw	337,147	962,706	—	—
Peter Strumph	—	—	29,756	91,649
Robert J. Lawson	—	—	10,000	32,000
Brian Dowd	—	—	2,500	12,225
Mark Ho	—	—	967	4,728

Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Change in Control Agreements
During 2012, we were party to change in control agreements with Mr. Nicols, Mr. O'Toole, Mr. Sheehy, Dr. Anton and Dr. Tobin. We were also party to a change in control agreement with Dr. Shaw prior to his resignation from the company in 2012. Our named executive officers are not eligible for any other severance or change in control benefits. Mr. Nicols' change in control agreement provides that in the event Mr. Nicols is terminated without “cause” or resigns for “good reason”, each as defined in his employment agreement, within 12 months following the change in control of our company, Mr. Nicols is entitled, subject to our receipt of an executed and irrevocable release of claims from such executive, to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. The change in control agreements for all of the other named executive officers provide that in the event the executive is terminated without “cause” or resigns for “good reason”, each as defined in the agreements, within 12 months following the change in control of our company (in each case, a "Change in Control"), the terminated executive is entitled, subject to our receipt of an executed and irrevocable release of claims from such executive, to the following payments and benefits:

Base salary, payable in a cash lump sum	12 months
Equity award vesting acceleration	100%
Continued healthcare coverage premiums(1)	12 months

(1)
If an executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the executive will be eligible for reimbursement or direct payment of COBRA coverage premiums for the executive and any dependents. If the executive and/or the executive’s dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of coverage premiums will cease.

Additionally, in January 2013, we entered into a change in control agreement with Peter Seufer-Wasserthal, our Senior Vice President, Pharmaceuticals. The provisions of Dr. Seufer-Wasserthal's change in control agreement are substantially similar to the change in control agreements that we entered into with Mr. O'Toole, Mr. Sheehy, Dr. Anton and Dr. Tobin with some minor differences in respect of the severance payable and the healthcare coverage provided in the event of a Change in Control on account of Dr. Seufer-Wasserthal being an Austrian resident. Dr. Seufer-Wasserthal's change in control agreement provides that in the event of a Change in Control, Dr. Seufer-Wasserthal is entitled to, subject to our receipt of an executed and irrevocable release of claims from Dr. Seufer-Wasserthal, his base salary for twelve months, payable in a cash lump sum, less any Austrian statutory severance payments that Codexis has made on Dr. Seufer-Wasserthal's behalf during his employment with Codexis and any payments made by Codexis in lieu of any statutory notice of termination, and twelve months of continued healthcare coverage premiums for Dr. Seufer-Wasserthal and his dependents outside of a COBRA coverage premium scheme, with such payments not to exceed those similar payments made to a similarly-situated U.S.-based executive officer with a change in control agreement with Codexis. Dr. Seufer-Wasserthal's equity award vesting acceleration would be the same as Mr. O'Toole, Mr. Sheehy, Dr. Anton and Dr. Tobin. The benefits received by Dr. Seufer-Wasserthal under his change in control agreement upon a Change in Control are substantially similar to those received by Mr. O'Toole, Mr. Sheehy, Dr. Anton and Dr. Tobin under their respective change in control agreements.

Subject to our receipt of an executed and irrevocable release of claims by the executive, each of Mr. Nicols, Mr. O'Toole, Mr. Sheehy, Dr. Anton, Dr. Tobin and Dr. Seufer-Wasserthal is entitled to the above described severance benefits and payments if such executive’s employment is terminated prior to a Change in Control without cause at the direction of a person who has entered into an agreement with the company the consummation of which will constitute a Change in Control or if such executive terminates his employment with good reason prior to a Change in Control if the circumstances or events that constitute good reason occurs at the direction of such person because, pursuant to the change in control agreements, their employment will be deemed to have been terminated following a Change in Control by the company without cause or by the executive with good reason.

The change in control agreements provide that in the event the executive is terminated as a result of death or “disability” (as such term is defined within the agreements) within 12 months following the Change in Control of our company, the terminated executive is entitled, subject to our receipt of an executed and irrevocable release of claims by such executive, to the following payments and benefits: (i) the vesting of each of the executive’s equity awards shall accelerate such that vesting (or, as applicable, the corresponding repurchase right lapsing) shall occur as if the vesting (or lapsing) had occurred on a monthly basis from the last date of vesting (or lapse) to the date of termination (the value of these potential payments for each named executive officer is as follows: $1,657,500 for Mr. Nicols, $110,500 for Mr. O'Toole, $137,020 for Mr. Sheehy, $137,020 for Dr. Anton and $64,961 for Dr. Tobin) and (ii) the continued healthcare coverage premiums as provided above (the value of these potential payments for each named executive officer is as follows: $45,096 for Mr. Nicols; $29,094 for each of Messrs. O'Toole and Sheehy, $29,094 for Dr. Anton and $8,863 for Dr. Tobin).
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated on December 31, 2012 by us without cause or for good reason by the named executive officer upon a Change in Control. Amounts below reflect potential payments pursuant to the change in control agreements for such named executive officers.

Name	Salary Continuation	Target Bonus	Value of Accelerated Equity Awards(1)	Value of Continued Healthcare Coverage	Total
John J. Nicols(2)	$862,500	$646,875	$1,657,500	$45,096	$3,211,971
David O'Toole	325,000	—	110,500	29,094	464,594
Douglas T. Sheehy	325,000	—	137,020	29,094	491,114
David L. Anton	325,000	—	137,020	29,094	491,114
Matt Tobin	275,000	—	64,961	8,863	348,824

(1)
The value of accelerated option awards are calculated based on the aggregate amount by which $2.21, the closing trading price of our common stock as of December 31, 2012 (the last trading day of fiscal year 2012), exceeded the aggregate exercise price, if any, of the unvested equity awards as of December 31, 2012. The value of accelerated restricted stock and restricted stock units are calculated based on the number of shares of stock or units, times $2.21, the closing trading price of our common stock as of December 31, 2012 (the last trading day of fiscal year 2012).

(2)
In addition to the change in control benefits, Mr. Nicols is also eligible to receive the following payments and benefits in the event Mr. Nicols is terminated without "cause", resigns with "good reason", or terminates for death of "disability" (as such terms are defined in Mr. Nicols' employment agreement): 12 months base salary, payable in a cash lump sum (or $575,000); 100% of his annual target bonus, payable in a cash lump sum (or $431,250); equity award vesting acceleration (the value of which is calculated to be $1,657,500 and continued healthcare coverage for 12 months (or $45,096).

On February 17, 2012, Alan Shaw resigned as our President and Chief Executive Officer. At the time of Dr. Shaw’s resignation, we entered into a transition and separation agreement with Dr. Shaw which provided for a $505,000 severance payment, payable to Dr. Shaw semi-monthly over a twelve-month period beginning in August 2012. The transition and separation agreement also provided that Codexis would provide Dr. Shaw and his covered dependents, at Dr. Shaw’s election, with continued healthcare coverage for a twelve-month period beginning in August 2012, subject to discontinuation in the event that Dr. Shaw became eligible for comparable coverage under another employer’s healthcare plan. Additionally, Dr. Shaw’s options to purchase shares of our common stock and RSUs pursuant to the terms of our equity incentive plans continued to vest and became exercisable in accordance with their original vesting schedules for the six-month period beginning February 2012 and ending August 2012. Pursuant to the terms of the transition and separation agreement, Dr. Shaw agreed to provide consulting services to Codexis and our board of directors through August 17, 2012. Each of Dr. Shaw’s equity awards that were not vested as of the end of this consulting period terminated for no consideration and became of no further effect. Furthermore, pursuant to the terms of the transition and separation agreement, Dr. Shaw's exercise period was extended for each of his vested options as of the end of his consultancy until March 31, 2013.
On July 31, 2012, Peter Strumph, our former Interim President and Chief Executive Officer, resigned as an officer of Codexis. At the time of Mr. Strumph’s resignation, we entered into a separation agreement with Mr. Strumph which provided for a $152,000 severance payment, payable to Mr. Strumph semi-monthly over a six-month period beginning in August 2012, and a $91,500 2012 bonus payment, payable to Mr. Strumph in a single cash lump sum. The separation agreement also provided that Codexis would provide Mr. Strumph and his covered dependents, at Mr. Strumph’s election, with continued healthcare coverage for a six-month period beginning in August 2012, subject to discontinuation in the event that Mr. Strumph became eligible for comparable coverage under another employer’s healthcare plan. Additionally, the vesting of Mr. Strumph's restricted stock units granted to him on January 26, 2011 accelerated such that Mr. Strumph was deemed to have vested with respect to 13,000 of such restricted stock units on July 31, 2012; and the vesting of Mr. Strumph's restricted stock units granted to him on March 7, 2012 accelerated such that Mr. Strumph was deemed to have vested with respect to 8,000 of such restricted stock units on July 31, 2012.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2012, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	6,447,120	$7.08	3,767,390
Equity compensation plans not approved by security holders	643,332(3)	3.05	—
Total	7,090,452	6.65	3,767,390

(1)	Includes the 2002 Stock Plan and the 2010 Equity Incentive Award Plan (the “2010 Plan”).

(2)
The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2020, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.

(3)
Includes (A) an option issued as an inducement grant to Mr. Nicols in June 2012 to acquire 400,000 shares of common stock, with an exercise price of $3.46 per share, which option will vest as to 1/4th of the shares subject thereto on June 13, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. Nicols' continued service to Codexis; (B) an option issued as an inducement grant to Mr. O'Toole in September 2012 to acquire 200,000 shares of common stock, with an exercise price of $2.72 per share, which option will vest as to 1/4th of the shares subject thereto on September 4, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. O'Toole's continued service to Codexis; (C) an option issued in December 2003 to Latham & Watkins LLP to acquire 21,666 shares of common stock, with an exercise price of $0.60 per share, in consideration of services provided to Codexis, which option is fully vested and terminates in December 2013; and (D) an option issued in January 2005 to Latham & Watkins LLP to acquire 21,666 shares of common stock, with an exercise price of $0.90 per share, in consideration of services provided to Codexis, which option is fully vested and terminates in January 2015.

Compensation Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Submitted by the Compensation Committee of the Board of Directors:
Byron L. Dorgan (chair)
Thomas R. Baruch
Bernard J. Kelley

AUDIT MATTERS
Audit Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012 and the notes thereto.
Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accounting firm, Ernst & Young, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.
Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.
Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with Ernst & Young. The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the audit committee reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.
The audit committee has also received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from us.
Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Submitted by the Audit Committee of the Board of Directors:
Dennis P. Wolf (chair)
Thomas R. Baruch
Byron L. Dorgan
Bernard J. Kelley

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions, since January 1, 2012, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Shell and Raízen
Since September 2012, we have been party to an agreement (the "New Shell Agreement") with Shell, an indirect owner of Raízen, which holds approximately 14.7% of our common stock as of April 22, 2013. The New Shell Agreement, among other things, (i) amends the Amended and Restated License Agreement, effective November 1, 2006, as amended March 4, 2009, by and between Shell and the company (the “Shell License Agreement”) and (ii) amends the Amended and Restated Collaboration Agreement, effective November 1, 2006, as amended March 4, 2009, February 23, 2010 and July 10, 2012, by and between Shell and Codexis (the “Shell Research Agreement”).
Under the New Shell Agreement, Shell provides us with royalty-bearing, non-exclusive rights and licenses to develop, manufacture, use and sell biocatalysts and microbes in the field of converting cellulosic biomass into fermentable sugars on a worldwide basis, except for Brazil, where such sugars are converted into liquid fuels, fuel additives or lubricants (the “Field of Use”). Following the date on which we, our affiliates and/or our customers produce sugars using biocatalysts in the Field of Use sufficient to produce 30,000,000 gallons of liquid fuel, we will be required to pay Shell a royalty on our sales to third parties of biocatalysts and microbes in the Field of Use, equal to a low single-digit percentage of net sales and we will also be required to pay Shell a royalty on the use by the company or its affiliates of catalysts in the Field of Use, equal to a low single-digit percentage of our historical net sales of such biocatalysts or microbes or such amounts as are otherwise agreed by the parties. Shell is also entitled to discounted pricing under the New Shell Agreement for biocatalysts purchased from us by Shell for use in the Field of Use, but we are under no obligation to sell such biocatalysts to Shell.
Shell remains subject to existing royalty obligations to us for future sales of products covered by the intellectual property and technology that remain exclusively licensed to Shell under the Shell License Agreement, on the terms and subject to the conditions contained in the License Agreement.
The New Shell Agreement also terminates the Shell Research Agreement effective as of August 31, 2012, except for certain provisions of the Shell Research Agreement which will survive such termination, including provisions regarding intellectual property rights, patent prosecution and maintenance, confidentiality and indemnification. The New Shell Agreement required Shell to pay us $7,543,333 as full, complete and final satisfaction of amounts that Shell US may owe to us under the Shell Research Agreement with respect to (i) full-time employee equivalents (“FTEs”) assigned by us to perform our obligations under the Shell Research Agreement and (ii) milestones achieved or achievable by us under the Shell Research Agreement.
This $7,543,333 payment was received in 2012, which was the only payment made under the New Shell Agreement in the fiscal year ended December 31, 2012. For more information about the New Shell Agreement, see “Collaboration and License Agreements-Shell” in Part I, Item I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Note 3 to our consolidated financial statements appearing in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Prior to August 31, 2012, under the Shell Research Agreement, we collaborated with Shell to develop commercially viable fuels from cellulosic biomass. In this collaboration, we agreed to use our proprietary technology platform to discover and develop enzymes and microorganisms for use in converting cellulosic biomass into biofuels and related products. Shell had an obligation to fund us at specified rates for each FTE, which as of 2012 were equal to $460,000 on an annual basis for each FTE in the United States and $399,000 on an annual basis for each FTE in Hungary. During the fiscal year ended December 31, 2012, we received $37,777,154 from Shell under the Shell Research Agreement, excluding the payment under the New Shell Agreement.

EDB Grant
In September 2009, we were awarded a grant by the EDB, to partially support activities in our Singapore facility focusing on pharmaceuticals research and development. Under the terms and conditions of the EDB grant, we were required to satisfy certain minimum diligence obligations on an annual basis in order to receive disbursements from the EDB. In August 2011 and May 2012, we entered into amendments to the grant which, among other things, permitted the scope of the research activities that qualify for reimbursement under the grant to include chemical and water industry projects, extended the term of the grant by one year, to March 31, 2013, extended the date by which we needed to have a minimum number of research staff employed by our Singapore facility and confirmed the list of expenses that qualified for reimbursement under the grant. During the fiscal year ended December 31, 2012, EDB paid us an aggregate $635,000 under the terms of the grant. In December 2012 we received a notice from the EDB that it had terminated the grant. EDB has a wholly-owned subsidiary, BMSIF, which beneficially owns approximately 8.3% of our common stock as of April 22, 2013

Exela
Since September 2007, we have been party to a license agreement with Exela PharmSci, Inc. (“Exela”). Under the license agreement, as amended, we and Exela cross-licensed certain technology relating to the manufacture of argatroban, an API, in exchange for rights to certain sublicensing fees or development payments and profit sharing. Exela has paid us an aggregate of $1,644,000 under this Agreement through April 2013. We may still receive an aggregate of $450,000 as a pro rated portion of milestone payments that Exela receives from sublicensing the technology and 60% of all profits that Exela earns from selling the technology, less our portion of any prosecution, filing and maintenance costs associated with the technology. CMEA Ventures, which owns approximately 7.9% of our common stock as of April 22, 2013, owns over 10% of Exela’s outstanding capital stock. Thomas R. Baruch, one of our directors, also serves on the board of directors of Exela, is the founder and partner emeritus of CMEA Capital, and has an indirect pecuniary interest in the shares of Exela held by CMEA Ventures.

Karsner Consulting Agreement
In December 2009, we entered into a consulting agreement with Alexander A. Karsner, one of our directors. Under the consulting agreement, Mr. Karsner agreed to provide certain strategic advisory services related to the energy industry and government relations, as requested by us from time to time, in exchange for cash compensation of $120,000 per year, payable on a quarterly basis. Pursuant to the consulting agreement, in December 2009 we also granted Mr. Karsner an option to purchase 66,666 shares of our common stock pursuant to our 2002 Stock Plan, which vests monthly as to 1/48th of the total shares subject to the option, provided that Mr. Karsner continues to provide services to us under the consulting agreement. The consulting agreement has a term of four years, but is terminable at any time by either party.
Director and Officer Indemnification Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above, except for the New Shell Agreement, which was approved in advance by our full board of directors, including a majority of our independent directors and a majority of the members of our audit committee.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Based solely on a review of copies of such forms received with respect to fiscal year 2012 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).
Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2013 annual meeting of stockholders, your proposal must be received by us no later than January 7, 2014, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 annual meeting of stockholders that will be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 12, 2014 and no later than March 14, 2014. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
At the present time, Codexis does not “household” for any of our stockholders of record. However, if you hold shares of common stock in street name, your bank, broker or other nominee may be householding our proxy materials this year. Once you have received notice from your bank, broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you only received a single set of proxy materials and would like to receive a separate set of materials, direct your written request to Wells Fargo Shareowner Services, at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, or by telephone at (800) 468-9716 and an additional set of materials will promptly be delivered to you. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, please notify your bank, broker or other nominee. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications in the future should contact their bank or broker.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas T. Sheehy
Senior Vice President, General Counsel and Secretary

CODEXIS, INC.

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 12, 2013
9:00 a.m. (California time)
The Executive Offices of Codexis, Inc.
400 Penobscot Drive
Redwood City, California 94063

CODEXIS®

Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063

proxy

This proxy is solicited by the Board of Directors of Codexis, Inc. for use at the Annual Meeting of Stockholders of Codexis, Inc. to be held on Wednesday, June 12, 2013 at 9:00 a.m., California time, at the Executive Offices of Codexis, Inc., 400 Penobscot Drive, Redwood City, California 94063 (the "Annual Meeting").

By signing the proxy, you revoke all prior proxies and appoint John J. Nicols, David D. O'Toole and Douglas T. Sheehy and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the nominees for director named in Item 1, "FOR" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2013 under Item 2 and with discretionary authority with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

See reverse for voting instructions.

CODEXIS®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/cdxs
Use the Internet to vote your proxy until 11:59 p.m. (New York Time) on June 11, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (New York Time) on June 11, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors recommends a vote "FOR" each of the nominees for director named in Item 1, and "FOR" the proposal under Item 2.

1. Election of directors:
01 Byron L. Dorgan
02 Pedro I. Mizutani
03 Dennis P. Wolf

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2013.

☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE DIRECTOR NOMINEES AND "FOR" THE PROPOSAL UNDER ITEM 2.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.